EXHIBIT 5.1
WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
1700 K STREET, NW
FIFTH FLOOR
WASHINGTON, DC 20006
August 13, 2007
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-4 to be filed by Nuance Communications, Inc. (the “Company”) with the Securities and Exchange Commission on or about this date (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 5,836,576 shares of the Company’s common stock, $0.001 per share (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.
     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this Opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Consent Solicitation Statement/Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation